ImmuCell Announces Product Sales Growth and Other Financial Results for 2011

PORTLAND, ME -- (Marketwire - February 13, 2012) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and twelve-month periods ended December 31, 2011.

During the three-month period ended December 31, 2011, product sales increased by 16%, or $181,000, to $1,305,000 in comparison to the same period in 2010. During the year ended December 31, 2011, product sales increased by 17%, or $725,000, to $5,111,000 in comparison to 2010.

"A 21% increase in sales of our lead product, First Defense®, during 2011 over 2010, demonstrates a solid return on our increased investment in sales and marketing," commented Michael F. Brigham, President and CEO. "The essentially breakeven results during the fourth quarter of 2011 are a good indication of our improving financial performance."

Mr. Brigham further commented, "This growth in our commercial business is important to us while we continue to actively seek a partner with whom to complete the development of Mast Out®."

The income before income taxes was $2,000 during the three-month period ended December 31, 2011, in contrast to a loss before income taxes of $(231,000) during the same period in 2010. The net loss was $(1,000), or $(0.00) per share during the three-month period ended December 31, 2011, in comparison to a net loss of $(128,000), or $(0.04) per share during the same period in 2010.

The loss before income taxes was $(697,000) during the year ended December 31, 2011, in comparison to a loss before income taxes of $(683,000) during 2010. The net loss was $(410,000), or $(0.14) per share during the year ended December 31, 2011, in comparison to a net loss of $(385,000), or $(0.13) per share during 2010.

Cash, cash equivalents and short-term investments increased by 7%, or $334,000, to $4,960,000 at December 31, 2011 as compared to $4,626,000 at December 31, 2010. Stockholders' equity decreased by 3%, or $262,000, to $9,020,000 at December 31, 2011 as compared to $9,282,000 at December 31, 2010. The Company had 3,004,000 shares of common stock outstanding as of December 31, 2011.

                                      (Unaudited)
                                  Three-Month Periods       Years Ended
                                  Ended December 31,       December 31,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Product sales                    $   1,305  $   1,123  $   5,111  $   4,386
Costs of goods sold                    580        536      2,297      2,084
                                 ---------  ---------  ---------  ---------
   Gross margin                        725        587      2,814      2,302

Product development expenses           271        442      1,720      1,493
Sales, marketing and
 administrative expenses               445        365      1,727      1,499
                                 ---------  ---------  ---------  ---------
   Other operating expenses            716        807      3,447      2,992
                                 ---------  ---------  ---------  ---------

NET OPERATING INCOME (LOSS)              9       (220)      (633)      (690)

Other (expenses) revenues, net          (7)       (11)       (64)         7
                                 ---------  ---------  ---------  ---------

INCOME (LOSS) BEFORE INCOME
 TAXES                                   2       (231)      (697)      (683)

Income tax (expense) benefit            (3)       103        287        298
                                 ---------  ---------  ---------  ---------

NET INCOME (LOSS)                $      (1) $    (128) $    (410) $    (385)
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding:
   Basic                             3,001      2,971      2,985      2,971
   Diluted                           3,001      2,971      2,985      2,971

NET INCOME (LOSS) PER SHARE:
   Basic                         $   (0.00) $   (0.04) $   (0.14) $   (0.13)
   Diluted                       $   (0.00) $   (0.04) $   (0.14) $   (0.13)

                                         At December 31,    At December 31,
(In thousands)                                 2011               2010
                                        -----------------  -----------------

Cash, cash equivalents and short-term
 investments                            $           4,960  $           4,626
Total assets                                       10,991             10,751
Net working capital                                 6,516              6,441
Stockholders' equity                    $           9,020  $           9,282

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106